                       ADVANCED RADIO TECHNOLOGIES CORPORATION
                                      -address-




                                   October 10, 1996



Gentlemen:

    This letter outlines our proposal and, when signed, your agreement with us regarding a technology sharing and license relationship between Advanced Radio Technologies Corporation ("ART") and Advantage Telecom, Inc. ("ATI").

    Attached to this letter is a Memorandum of Terms (the "Memorandum") of various terms of the proposed relationship between ART and ATI. Many terms in addition to those set forth in the Memorandum must still be developed and agreed upon, and the Memorandum does not purport to include the conditions, covenants, representations, warranties, indemnities, and other terms which would be contained in definitive documents for the relationship, all of which must be satisfactory to us and our counsel and to you and your counsel prior to consummation of the proposed transaction. You and we agree to negotiate in good faith to resolve such terms and execute definitive documents as soon as is reasonably practical, and otherwise use our respective best efforts to consummate the relationship contemplated hereby on an expeditious basis.

    You understand that we plan to conduct a due diligence review of ATI. In order to facilitate such review, ATI agrees to provide a few key representatives of ART with reasonable access to ATI's corporate records and any other matters and information that ART may reasonably request.

    Conditions to closing the proposed transaction will include conditions customary for transactions of this type, including without limitation the absence of any material adverse condition or circumstances in the business, prospects or products of ATI, as revealed by our diligence review or otherwise.

    The parties will each bear their own expenses in connection with the transactions contemplated hereby.

    If the foregoing is in accordance with your understanding, please sign this letter in the space indicated below and return it to us as soon as possible, and in any event by overnight courier within two days of the date of this letter, whereupon this letter, together with the Memorandum and its attachments, will become a binding agreement among the parties. Promptly after we have received this letter signed by you, we will proceed with our diligence investigation and begin to draft definitive documents for the transaction. Pending closing of the transaction, none of the parties will without the consent of the other parties make any announcement about such transaction to the public, or to any other person or entity.

    The proposal contained herein will expire unless we have received this letter signed by you within the time period provided in the previous paragraph. This letter may be signed in counterparts, all of which shall constitute the same agreement, shall be governed by the domestic substantive laws of the State of Delaware, and shall bind and inure to the benefit of the parties and their respective successors and assigns.

                                       Very truly yours,

                                       ADVANCED RADIO TECHNOLOGIES
                                            CORPORATION



                                       By:
                                          ----------------------

The foregoing is hereby
 agreed to and accepted:

ADVANTAGE TELECOM, INC.



By:
   ---------------------------
   President

                                                           DRAFT No.  3 10/01/96
                                 MEMORANDUM OF TERMS
               STRATEGIC RELATIONSHIP FOR MICROWAVE SERVICES IN CANADA

PARTIES

    Advantage Telecom, Inc. ("ATI"), and affiliates, and Advanced Radio Technologies Corporation ("ART"), Advanced Radio Telecom, Corp. and their affiliates.

PURPOSE OF STRATEGIC RELATIONSHIP

    ATI and ART intend to enter into a relationship for the ownership, construction, operation and management of radio systems located in Canada primarily using 38 and 23 Ghz millimetric microwave transceivers through all regions of Canada, for local fixed wireless voice, data and multimedia services to commercial and residential customers. Where desirable and efficient, other microwave bands including but not limited to 25 Ghz, and fiber optic and other wired facilities, may be employed.

    The strategic relationship will consist of two components: (i) a Management Agreement between ATI and ART (the "Management Agreement") pursuant to which ART shall be entitled to construct, operate and manage the 23 Ghz and 38 Ghz radio systems pursuant to the Canadian Spectrum Licenses (defined below), and (ii) an equity investment by ART and ATI in preferred stock of ATI (the "Preferred Stock Investment").

CANADIAN SPECTRUM LICENSES

    ATI has applications on file with Industry Canada for one paired 50 MHZ duplex channel at 23 Ghz, two paired 50 MHZ duplex channels at 38 Ghz and one 50 MHZ simplex channel at 38 Ghz in each of the 66 markets of Canada (all of which applications/licenses are collectively referred to as "Canadian Spectrum Licenses") designated by Industry Canada Telecommunications Policy Branch, "Spectrum Policy and Licensing Considerations, Fixed Radio Systems in the 23 Ghz and 38 Ghz Frequencies Bands," effective September 1996 ("Policy Statement"). ATI has been informed by Industry Canada that it will be granted licenses covering these applications in each of the 66 markets, subject to the Policy Statement, for commercial operations. Under the terms of the Policy Statement, ATI can commence commercial operations, pending completion of the outstanding rulemaking proceeding by Industry Canada, on one of the paired 38 Ghz frequencies.

MANAGEMENT AGREEMENT

    ART'S RESPONSIBILITIES. ART shall have exclusive rights to construct, operate and manage of 23 Ghz and 38 Ghz radio systems pursuant to the Canadian Spectrum Licenses.

    ATI'S RESPONSIBILITIES. ATI shall use its best efforts to obtain the unfettered right to use and exploit the Canadian Spectrum Licenses and to maintain any licenses that are granted in good standing with all Canadian regulatory bodies having jurisdiction. ATI shall exercise reasonable efforts to obtain access to additional service areas that are indicated by future market research and sales efforts to be potential customer locations. ATI promptly shall create and implement a business plan, secure initial funding and recruit management and initial staffing.

    EXCLUSIVITY. During the term of the Management Agreement and for a period of two years after expiration or termination thereof, the parties agree that neither they nor any of their affiliates will provide or participate in the provision of microwave services, regardless of the end use application, in Canada outside of the terms of this Agreement and that they will not negotiate with or enter into any agreement with any other entity for the provision of such services outside the terms of this Agreement. This provision shall be inapplicable to ART in the event that substantially all of the Canadian Spectrum Licenses are not granted to ATI by October 31, 1997, or if ATI withdraws the application for any Canadian Spectrum Licenses, or ATI becomes ineligible to hold the Canadian Spectrum Licenses.

    OTHER TERMS. The other material terms of the Management Agreement are set forth in the attached form of Management Agreement.

PREFERRED STOCK INVESTMENT

    ART shall be issued preferred stock in ATI and a to-be-formed holding company ("Parent Co."), such that the following the issuance, the corporate structure and ownership of ATI and Parent Co. will be as follows:

  PARENT CO.
    CLASSES OF EQUITY:  Parent Co.  shall have four classes of equity:
         1.   Voting Preferred Stock
         2.   Voting Common Stock
              Together, Voting Preferred Stock and Voting Common Stock represent 50 percent of equity on a fully-diluted basis.
         3.   Non-voting Preferred Stock
         4.   Non-voting Common Stock
              Together, Non-voting Preferred Stock and Non-voting Common Stock represent 50 percent of equity on a fully-diluted basis.

    SHAREHOLDERS: Parent Co. shareholders will be ART and existing shareholders of ATI.
         1.   ART  ART will hold the following equity in Parent Co.:
              Voting Preferred Stock - number of shares equal to:
                33 1/3 percent of voting equity (on a fully diluted basis)
                16 2/3 percent of total equity (on a fully diluted basis)
              Non-Voting Preferred Stock - number of shares equal to:
                64 2/3 percent of non-voting equity (on a fully diluted basis) 32 1/3 percent of total equity (on a fully diluted basis)

         2. EXISTING SHAREHOLDERS The existing ATI shareholders will hold the following equity in Parent Co.:
              Voting Common Stock - number of shares equal to:
                66 2/3 percent of voting equity (on a fully diluted basis)
                33 1/3 percent of total equity (on a fully diluted basis)
              Non-Voting Common Stock - number of shares equal to:
                35 1/3 percent of non-voting equity (on a fully diluted basis) 17 2/3 of total equity (on a fully diluted basis)

  ADVANTAGE TELECOM, INC.
    CLASSES OF EQUITY:  ATI will have four classes of equity:
         1.   Voting Preferred Stock
         2.   Voting Common Stock
              Together, Voting Preferred Stock and Voting Common Stock represent 50 percent of equity on a fully-diluted basis.
         3.   Non-voting Preferred Stock
         4.   Non-voting Common Stock
              Together, Non-voting Preferred Stock and Non-voting Common Stock represent 50 percent of equity on a fully-diluted basis.

    SHAREHOLDERS:  ATI shareholders will be ART and Parent Co.
         1.   ART  ART will hold the following equity in ATI:
              Voting Preferred Stock - number of shares equal to:
                20 percent of voting equity (on a fully diluted basis)
                16 2/3 percent of total equity (on a fully diluted basis)
              Non-Voting Preferred Stock - number of shares equal to:
                64 2/3 percent of non-voting equity (on a fully diluted basis) 32 1/3 percent of total equity (on a fully diluted basis)

         2.   PARENT CO.  Parent Co. shall hold the following equity in ATI:
              Voting Common Stock - number of shares equal to:
                66 2/3 percent of voting equity (on a fully diluted basis)
                33 1/3 percent of total equity (on a fully diluted basis)
              Non-Voting Common Stock - number of shares equal to:
                35 1/3 percent of non-voting equity (on a fully diluted basis) 17 2/3 of total equity (on a fully diluted basis)

    The goal of the above structure is to issue to ART the maximum amount of equity allowable under Canadian law.

OTHER TERMS OF PREFERRED STOCK INVESTMENT. The other material terms of the Preferred Stock Investment are set forth in the Term Sheet attached hereto as Exhibit A.

FUNDING

    ATI's present intention is to raise funds, in an unknown combination of debt and equity, from both Canadian and United States sources to fund operations. ATI shall determine the amount of funds, the identity of the funding sources and the ownership interests granted to the funders, provided that, without the consent of ART, the aggregate amount of such initial financing shall not be less than Thirty-five Million ($35,000,000). Upon completion of a funding plan, ATI shall present such plan to ART in writing. At any time prior to implementation of such plan, and in any event during the thirty days following presentation of such plan to ART, ART shall have the right to require ATI to use alternative funding sources designated by ATI provided that the terms and timing of such funding is at least as favorable to ATI as the funding proposed by ATI. The exercise of this right shall be similar to customary practice for rights of first refusal.

                                                                       Exhibit A

                               ADVANTAGE TELECOM, INC.

                            PREFERRED STOCK INVESTMENT BY
                          ADVANCED RADIO TECHNOLOGIES, INC.
                                      TERM SHEET
                                 DRAFT OCT.  8, 1996

    This Term Sheet is attached as Exhibit A to a Memorandum of Terms between ATI and ART dated October 10, 1996 (the "Memorandum").

SECURITIES         Voting Preferred Stock
                   Non-voting Preferred Stock
                   (together, the "Preferred Stock")

CONSIDERATION      Consideration in cash and in kind previously advanced to
                   ATI.

PERCENTAGE OF
EQUITY             See the Memorandum.

DIVIDENDS          Annual five percent dividend, payable if and when declared by the Board; dividends are cumulative. For any other dividends or distributions, Preferred Stock participates with Common Stock on an as-converted basis.

LIQUIDATION        First, pay liquidation reference (equal to fair market
PREFERENCE         value of consideration) plus accrued dividends on each share of Preferred Stock. Thereafter, Preferred and Common Stock share pro-rata on an as-converted basis.

                   A merger, reorganization, or other transaction in which control of the company is transferred will be treated as a liquidation. Such treatment may be waived upon the consent of 2/3 of the outstanding Preferred Stock holders (voting as a single class).

REDEMPTION         No other capital stock of the Company is redeemable prior to the Preferred Stock without the prior written consent of holders of a majority of the Preferred Stock.

CONVERSION         Convertible into Common Stock at the Conversion Ratio at the option of the holder. The Conversion Ratio is initially one-to-one, but is subject to the antidilution adjustments described below.

ANTI-DILUTION      Conversion Ratio is adjusted as necessary in connection with any issuances of equity to maintain existing percentage ownership of voting and non-voting equity by ART until original ownership by existing ATI stockholders (excluding subsequent dispositions or acquisitions by such stockholders) is reduced to twenty percent; thereafter, Preferred Stock and Common Stock are diluted pro-rata by new issuances. Proportional adjustments for stock splits and stock dividends.

VOTING RIGHTS      Voting Preferred votes on an as-converted basis, but Voting
                   Preferred also has class vote as provided by law and on(i) the transfer of all or substantially all of the Canadian
                   Spectrum Licenses (as defined in the Memorandum), (ii) the transfer of all or substantially all of the assets of ATI,
                   (iii) the creation of any senior or PARI PASSU security,
                   (iv) payment of dividends on Common Stock, (v) repurchase of Common Stock except upon termination of employment Company may repurchase shares issued pursuant to stock option plan,
                   (vi) any transaction in which control of the Company is transferred, (vii) an increase in the number of authorized shares of any Series of Preferred, and (viii) any amendment of charter documents adversely affecting the rights, preferences or privileges of Preferred Stock.

REPRESENTATIONS    Representation and warranties by the Company satisfactory
AND WARRANTIES     to ART.

ASSIGNMENT OF      All employees and consultants shall enter into Company's
INVENTIONS,        standard form inventions and proprietary information
CONFIDENTIALITY    agreement.
AND NONCOMPETE
AGREEMENTS

DOCUMENTS          ART's counsel will draft documents.

REGISTRATION       (a)   Beginning earlier of November 1, 2006 of 180 days
RIGHTS                   after initial registration, two demand registrations
                         upon initiation by holders of at least a majority of the Preferred Stock covering at least 40% of outstanding Registrable Securities. Expenses paid by Company.

                   (b) Unlimited piggyback registration rights subject to pro rata cutback at the underwriter's discretion. Full cutback upon IPO, 30% minimum inclusion thereafter. Expenses paid by Company.

                   (c) Unlimited S-3 registrations of at least $500,000 each. Expenses paid by Company.

                   Registration rights terminate seven years after initial public offering.

                   No future registration rights may be granted without consent of a majority of investors unless subordinate to investors' rights.

                   Preferred stockholders lock-up any shares not included in offering for 180 days after IPO and not less than 90 days after subsequent offering.

RIGHT OF FIRST     ART, or its designee, shall have a pro rata right, based on
REFUSAL ON         the percentage equity ownership of Preferred Stock, to
ISSUANCE OF        participate in subsequent equity financings of the Company
EQUITY             (subject to limited exclusions).

SALE OF EQUITY BY  ART, or its designee, shall have a right of first refusal to
EXISTING           purchase equity proposed to be sold by existing shareholders
SHAREHOLDERS       and a pro-rata tag along right upon sales of equity by
                   existing shareholders.

DRAG ALONG RIGHT   ART drag along right???

RIGHT OF FIRST     ART, or its designee, shall have a right of first refusal
REFUSAL UPON       to purchase any Canadian Spectrum Licenses proposed to be
SALE OF LICENSES   sold by ATI.

FINANCIAL          ART shall receive standard information rights including
INFORMATION        audited annual financial reports, quarterly unaudited
                   financial reports, monthly unaudited financial reports and annual budget and business plan, as well as standard inspection rights.

BOARD OF           Board shall consist of five persons.  Voting Preferred shall
DIRECTORS          have the right to elect one director, provided that this
                   shall be increased to two directors if permitted by Canadian law.

                   Voting of director elected by Voting Preferred required to: approve budget; transfer any telecommunications licenses or applications; transfer material assets related to Canadian Spectrum Licenses (defined in the Memorandum); issuances of equity that reduce the percentage ownership of ART; enter into material contracts other than purely customer contracts.

KEY PERSON         Company to maintain a key person life insurance policy in
INSURANCE          the amount of $1,000,000 on Peter Hayward, with the  Company as beneficiary.

OPTION POOL        [            ] shares are reserved for options to employees.

EXPENSES Each party shall bear its own expenses related to the Preferred Stock Investment.

ART CONDITIONS     1.    Satisfactory legal documents.
TO CLOSING         2.    No material adverse changes or disclosures.

                            ART / ATI MANAGEMENT AGREEMENT

     THIS MANAGEMENT AGREEMENT ("Agreement") between Advantage Telecom, Inc.
("Licensee"), a [             ] corporation, and Advanced Radio Technologies
Corporation and Advanced Radio Telecom Corp. (together "Manager"), a Delaware corporation, is entered into as of the dates set forth next to the signatures below and is effective as of October __, 1996.

     WHEREAS, Licensee has applied to the Department of Industry of the Canadian federal government ("Industry Canada") for certain licenses (collectively, the "Authorizations") for 38 and 23 Ghz frequency radio systems (the "Systems") in various locations ("Markets"); and

     WHEREAS, Licensee and Manager desire to enter into an exclusive agreement for the construction, operation, and management by Manager of the Systems, including without limitation those listed in Exhibit A hereto, consistent with Licensee's obligations in connection with the Authorizations under all of the federal and state laws, rules, and regulations;

     NOW, THEREFORE, in consideration of the premises and covenants hereinafter set forth, and for other good and valuable considerations, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

     1. TERM OF AGREEMENT AND TERMINATION. This Agreement becomes effective on the date set forth above. Unless it is terminated earlier pursuant to the provisions of this Section, the term of this Agreement ("Term") shall extend for twenty years and shall renew automatically for additional twenty year terms, unless either party terminates this Agreement as of the end of any such term on at least 12 months written notice prior to the end of such term.

     2. LICENSEE'S RESPONSIBILITIES. Licensee shall exercise reasonable efforts to obtain the unfettered right to use and exploit, for the purposes stated in its applications, the Canadian Spectrum and to maintain any licenses that are granted in good standing with all Canadian regulatory bodies having jurisdiction. Licensee shall exercise reasonable efforts to obtain access to additional service areas that are indicated by future market research and sales efforts to be potential customer locations. Licensee promptly shall create and implement a business plan, secure initial funding and recruit management and initial staffing.

     3. SYSTEM CONSTRUCTION AND MANAGEMENT: EQUIPMENT LEASE. Licensee hereby grants Manager the exclusive right to manage the Systems under the following terms and conditions. Licensee agrees that it shall not grant any other party the right to manage its Systems and Authorizations during the term hereof. Subject to Licensee's supervision and control, Manager will use its reasonable efforts to undertake the planning, design, construction, installation, marketing, sales and operations of the Systems.

     In particular, the parties agree as follows:

          (a) Manager shall propose a schedule of construction to Licensee that will identify the proposed date for each System to become operational in a manner designed to satisfy all Industry Canada and other regulatory requirements. Licensee shall have ten business days in which to approve or reject such proposed schedule, not to be unreasonably withheld.

          (b) Once the schedule has been approved, Manager shall use its reasonable efforts to construct the Systems in accordance with such schedule.

          (c) Manager shall acquire, lease, or otherwise obtain the right to use all assets (collectively, the "Equipment"), necessary for the operation of the Systems, including any expansion, modification or reduction thereof.

          (d) On behalf of Licensee, Manager shall bill and collect, from the users of the Systems, all fees, charges, or other compensation arising from such use, and shall pay all expenses and fees incurred or payable by the Systems.

          (e) Subject to Licensee's ultimate supervision and control, Manager shall generally manage the day-to-day operations of the Systems and do or assist with any and all other acts and shall execute such other agreements, documents or instruments, as are consistent with Industry Canada rules and regulations and, in the good faith judgment of Manager, are necessary to carry out the development, construction and operation of the Systems, whether or not specifically enumerated herein.

          (f) All Equipment shall be acquired and constructed by Manager and shall be the property of Manager. The Equipment shall be leased to Licensee for the consideration described in Section 5 hereof during the term of this Agreement and solely for the purposes described herein. During the term of such lease, Licensee shall have full and unfettered access to all the Equipment used in Licensee's System. Such lease shall terminate simultaneously with the termination of this Agreement for any reason. Upon such termination, the Equipment shall remain the property of the Manager, and Manager may take immediate possession thereof.

     4. REGULATORY COMPLIANCE. The parties agree that Licensee is in sole control of the Authorizations and that it is required by Industry Canada regulations to be in sole control of the licensed facilities so long as it is the Licensee. Manager acknowledges and agrees that Licensee has ultimate control over all decisions affecting System, notwithstanding any other provision of this Agreement. Manager will assist Licensee in complying with all applicable federal, state and local regulations. This assistance includes, but is not limited to, the following:

               (a) Each System customer will be advised that service is provided over facilities licensed to and subject to the ultimate control by Licensee;

               (b) Manager agrees to use its reasonable efforts to comply with all Industry Canada timetables concerning construction and operation and to take such steps as may be needed to preserve any Authorizations that may be granted by Industry Canada, including discontinuing operations if so directed by Licensee to avoid any violations of Industry Canada rules or regulations; Manager will provide Licensee with advance written notice if it comes into possession of facts indicating that it will be unable to render a System operational within the timetable specified by the terms of the applicable authorization;

               (c) Neither Manager nor Licensee shall represent themselves as the legal agents or one another;

               (d) Licensee shall, with the cooperation and assistance of Manager, fully comply with the applicable requirements of the [insert Canadian statute], as amended (the "Act"), and all regulations necessary to keep the Authorization in full force and effect, including Industry Canada regulations. Licensee shall prepare and submit to Industry Canada and any other relevant federal, state or local agency all reports, applications, renewals, or other filings or documents that may be required for this purpose, provided that Manager shall provide any assistance required by Licensee in fulfilling this obligation; and

               (e) In the event that Manager determines that any modification to any System Authorization are necessary or desirable, Manager will submit to Licensee a description of such proposed modifications for Licensee's review and approval, which shall not be unreasonably withheld. Upon approval, Licensee shall promptly file with Industry Canada any requests for modifications of the relevant Authorization submitted to such Licensee by Manager which may be needed to make construction feasible, or any filings or appeals which are necessary to extend the period for construction under Industry Canada's rules. Such requests may include, but not be limited to, applications to Industry Canada for special temporary authority.

               (f) Each party has determined in good faith that this Agreement is consistent with the Act and Industry Canada's rules. In the event that Industry Canada determines that this Agreement is inconsistent with Licensee's obligations under the Act or it is otherwise contrary to Industry Canada policies, rules and regulations, the parties agree to modify this Agreement in any reasonable way to maintain consistency with the Act and Industry Canada's rules, preserving to the maximum extent possible the essential business terms and conditions contained herein.

          5. LICENSE FEES. During the term of this Agreement, Manager shall pay Licensee ten percent (10%) of all Recurring Revenue (as defined below) relating to the operation of any of the Authorizations(each such payment made from time to time is referred to as a "Licensee Payment"). As Manager's compensation for managing the Systems pursuant hereto and as lease payments for the Equipment pursuant to Section 3(f) hereof, Manager shall retain all revenue relating to the Authorizations other than the Licensee Payments. Each Licensee Payment, for each calendar quarter, shall be distributed to Licensee within sixty days of the end of such quarter. "Recurring Revenue" shall mean all recurring revenue from customers for the use of the Authorizations, including revenue received from customers relating to equipment provided, leased or sold by Manager to customers and used by customers in connection with Authorizations, but excluding reasonable installation and other one-time charges.

          6.   EXCLUSIVITY; RIGHT OF FIRST REFUSAL.

               (a) EXCLUSIVITY. During the term of this Agreement and for a period of two years after expiration or termination hereof, the parties agree that neither they nor any or their affiliates will provide or participate in the provision of microwave services, regardless of the end user appliation, in Canada outside of the terms of this Agreement and that they will not negotiate with or enter into any agreement with any other entity for the provision of such services outside the terms of this Agreement. This provision shall be inapplicable to Manager in the event that: (i) substantially all of the Canadian Spectrum Licenses are not granted to Licensee by October 31, 1997, or if Licensee withdraws the application for any Canadian Spectrum Licenses, or Licensee becomes ineligible to hold the Canadian Spectrum Licenses; (ii) Licensee elects not to renew this Agreement at the end of its initial term or any renewal term. This provision shall be inapplicable to Licensee in the event that Manager elects not to renew this Agreement at the end of its initial term or any renewal term.

               (b)  RIGHT OF FIRST REFUSAL.  In addition to the
Authorizations, Manager shall have a right of first refusal with resect to any and all future 38 or 23 Ghz authorizations granted by Industry Canada to Licensee (the "Future Licenses") to include such Future Licenses as Authorizations subject to this Agreement, whether issued in the name of Licensee or any or its present or future affiliates.

     7. NOTICES. All notices and other communications shall be in writing and shall be deemed given the same day if delivered personally or sent by telecopy or the next business day if sent by express mail or courier (overnight delivery), or five (5) business days later if sent by registered mail or certified mail, return receipt requested, postage prepaid, to the parties at the following addresses or at such other address for a party as shall be specified by like notice, provided that notice of change of address shall be effective only upon receipt thereof:

               (a)  If to Licensee, to:
                    Advantage Telecom, Inc.

                    With a copy to:


               (b)  If to Manager, to

                    Advanced Radio Technologies Corporation
                    500 108th Avenue, N.E., Suite 2600
                    Bellevue, Washington 98004
                    Attn:  Thomas A. Grina

                    With a copy to:

                    W. Theodore Pierson, Jr.
                    Executive Vice President and General Counsel
                    1200 Nineteenth St., N.W., Suite 607

                    Washington, D.C. 20036

     8. REPRESENTATIONS AND WARRANTIES OF LICENSEE. Licensee represents and warrants that:

          (a)  ENTITY STATUS.  Licensee is a corporation duly organized,
validly existing and in good standing in [     ].  Licensee has full power
and authority to carry on its business as and where now conducted, and to own or lease and to operate its properties and assets where such properties and assets are now owned, leased or operated by it and where such business is now conducted by it. Licensee is qualified to do business and is in good standing in each of the jurisdictions in which the nature of its business or the property owned or leased by it make such qualification necessary. Licensee has delivered to Manager complete and correct copies of any organizational, by-laws or charter documents applicable to it, each as amended and in effect on the date hereof.

          (b)  AUTHORITY FOR AGREEMENT: CONFLICTS

                    (i) Licensee has all necessary power and authority, corporate or otherwise, to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder and the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by Licensee has been duly authorized by all necessary corporate action.

                    (ii) This Agreement duly and validly executed and delivered by Licensee, constitutes a legal, valid and binding obligation of Licensee and is enforceable by and against Licensee in accordance with its respective terms, except as enforceability thereof may be limited by applicable bankruptcy, reorganization, insolvency or other laws affecting creditors' rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law.

                    (iii) The execution and delivery of this Agreement by Licensee and the consummation of the transactions contemplated hereby will not conflict with or result in any violations of or defaults under: (i) any statute, regulation, order, judgment or decree of any federal, state or local government body or regulatory authority applicable to Licensee; (ii) any other statute, regulation, order, judgment or decree applicable to Licensee in any other applicable jurisdiction; (iii) any mortgage, indenture, lease, agreement, instrument or other obligation to which Licensee; or (iv) any permit, concession, grant, franchise, license, of or applicable to Licensee.

          (c) CONSENTS AND APPROVALS OF GOVERNMENTAL AUTHORITIES. No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by Licensee in connection with its execution and delivery of and performance of its or his obligations under, this Agreement.

          (d)  INDUSTRY CANADA REGULATORY MATTERS.

          [to be modified to reflect Canadian communications law]

                    (i) Each of the Sellers is in compliance with the [insert applicable Canadian statute], as amended (the "Communications Act"), and the rules, regulations and policies of the Industry Canada promulgated thereunder applicable to either Licensee or the

Assets, and each of the Sellers is in compliance with all other federal, state and local laws, rules, regulations and ordinances applicable to either Licensee or the Assets and is not in default under any order, writ, injunction or decree of any court or governmental agency or instrumentality applicable to either Licensee of the Assets.

                    (ii) SHARING AGREEMENTS. No agreement exists for the shared use of facilities, trunk lines, airspace, radio frequencies or other assets used in connection with the Assets or the Pending Applications.

                    (iii) INDUSTRY CANADA AUTHORIZATIONS. Schedule 1.1 sets forth a true and complete list of each Authorization that is being transferred to Manager hereunder, the name of the licensee or permit holder, the call sign, the Authorization expiration date, and the status of any applications for assignment, transfer or waiver of Industry Canada rules filed (or to be filed) with the Industry Canada and a true and complete list of each Pending Application. Licensee has provided to Manager true and correct copies of the Authorizations received by it from the Industry Canada. Except for the Superseded Agreements, none of such Authorizations or Pending Applications are subject to any purchase, sale, option or right of first refusal agreements, and Licensee owns all of the right, title and interest in, to and under such Authorizations and Pending Applications. Licensee is qualified under all laws, rules and regulations to hold the Authorizations held by it.

                    (iv) FEES. All franchise, license or other fees and charges that have become due and payable with respect to the Assets pursuant to any applications, filings, recordings and registrations with, and all validations or exemptions, approvals, orders or authorizations, consents, Authorizations, certificates and permits from, the Industry Canada, any state public utility commission and any other federal, state or local regulatory or governmental bodies of authorities, including any subdivision thereof, have been paid.

                    (v) AUTHORIZATION COMPLIANCE. The Authorizations are valid and in full force and effect without materially adverse conditions except for such conditions as are generally applicable to Industry Canada Authorizations or holders of Industry Canada Authorizations. No event has occurred and is continuing that could: (i) result in the revocation, termination or adverse modification of any Authorization listed on Schedule 1.1; or (ii) materially and adversely affect any rights of Licensee thereunder prior to Closing or of Manager after Closing. Licensee has no reason to believe that the Authorizations will not be renewed by the Industry Canada in the ordinary course. The current ownership and operation by Licensee, as applicable, of the Authorizations comply in all material respects with all the regulations and policies of the Industry Canada.

                    (vi) REPORTS. Any and all reports and filings required to be filed with the Industry Canada by Licensee with respect to the Authorizations have been filed and Licensee has provided true and correct copies of all such reports and filings to Manager. All such reports and filings were accurate and complete in all material respects on the date thereof. From the date hereof through the Closing, all such required reports and filings will be filed by Licensee on a timely basis.

                    (vii) DISCLOSURE Licensee knows of no facts pertaining to its qualifications to be a licensee which would cause the Industry Canada not to issue its approval with respect to, or otherwise prevent, the transfer to Manager pursuant to this Agreement of the Authorizations.

          (e) Licensee represents and warrants that it has filed the applications for the Authorizations listed in Exhibit A (the "Applications") and that it is duly qualified under all laws, rules and regulations to hold the Authorizations. Licensee further represents and warrants that it is the sole holder of the Applications and is the real party in interest with respect to the Applications and that no other party has an interest of any kind. Licensee further represents that it has the requisite authority and/or capacity, as applicable, to perform its undertakings pursuant to this Agreement. [Other representations with respect to the Applications, e.g. duly and validly filed; no impediment to granting.]

     9. REPRESENTATIONS AND WARRANTIES OF MANAGER. Manager represents and warrants that:

          (a) ENTITY STATUS. Manager is a corporation duly organized, validly existing and in good standing in the State of Delaware. Manager has full power and authority to carry on its business as and where now conducted, and to own or lease and to operate its properties and assets where such properties and assets are now owned, leased or operated by it and where such business is now conducted by it. Manager is qualified to do business and is in good standing in each of the jurisdictions in which the nature of its business or the property owned or leased by it make such qualification necessary.

          (b)  AUTHORITY OF AGREEMENT: CONFLICTS.

                    (i) Manager has all necessary power and authority, corporate or otherwise, to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder and the transactions contemplated hereby the thereby. The execution, delivery and performance of this Agreement by Manager has been duly authorized by all necessary corporate action.

                    (ii) This Agreement duly and validly executed and delivered by Manager, constitutes a legal, valid and binding obligation of Manager and is enforceable by and against Manager in accordance with its respective terms, except as enforceability thereof may be limited by applicable bankruptcy, reorganization, insolvency or other laws affecting creditors' rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law.

                    (iii) The execution and delivery of this Agreement by Manager and the consummation of the transactions contemplated hereby will not conflict with or result in any violations of or defaults under: (i) any statute, regulation, order, judgement or decree of any federal, state or local governmental body or regulatory authority applicable to Manager; (ii) any other statute, regulation, order, judgment or decree applicable to Manager in any other applicable jurisdiction; (iii) any mortgage, indenture, lease agreement, instrument or other obligation to which Manager; or (iv) any permit, concession, grant, franchise, license, of or applicable to Manager.

          (c) CONSENTS AND APPROVALS OF GOVERNMENTAL AUTHORITIES. No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by Manager in connection with its execution and delivery of and performance of its or his obligations under, this Agreement.

     10.  COVENANTS.

               (a) Licensee covenants that it will take all necessary steps, to obtain and maintain the Authorizations with Industry Canada in good standing.

               (b) [Other covenants related to Applications and Authorizations].

               (c) Each of the parties hereto covenants that each shall take such steps and execute such documents as may be necessary from time to time to effectuate the terms and conditions of this Agreement.

     11.  INDEMNIFICATION.

               (a) Licensee agrees to indemnify and hold harmless Manager from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, reasonable attorney's fees and costs), imposed upon or incurred by or asserted against Manager that arise as a result of the negligence or misconduct of Licensee or Licensee's employees or agents.

               (b) Manager agrees to indemnify and hold harmless Licensee from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, reasonable attorney's fees and costs), imposed upon or incurred by or asserted against Licensee that arise as a result of the negligence or misconduct of Manager or Manager's employees or agents, including but not limited, to conduct in violation of the Act, the rules and regulations of Industry Canada and the terms and conditions of the Authorization.

     12.  ASSIGNABILITY; SUCCESSORS AND ASSIGNS.

               (a) Licensee may not assign this Agreement without Manager's prior written consent, which consent shall not be unreasonably withheld. Any assignment in violation of this Section 10 shall be null and void.

               (b) Manager may assign its right to manage the Systems hereunder, with Licensee's prior written consent not to be unreasonable withheld, to another party, provided such assignee of Manager has experience in the management of 38 GHz systems or other telecommunications facilities or, alternatively, employs either personnel of Manager or other persons who have experience in the management of 38 GHz systems or other telecommunications facilities. Notwithstanding the foregoing, Manager may assign its rights hereunder to a corporate affiliate. Manager may employ such subcontractors or agents as it deems necessary in the performance of its duties hereunder.

               (c) This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, representatives, successor and permissible assigns.

     13. SEVERABILITY. In the event that any provision herein is held to invalid, void, or illegal by any federal, state or local court, or any regulatory agency, the remaining provisions of the Agreement shall remain in full force and effect and this Agreement shall be reasonably construed so as to preserve the original intent of the parties hereto insofar as practicable. In the event that any provision herein is deemed to be invalid, void, in violation of any agency rules, or otherwise unlawful, the parties shall use their respective best efforts to amend the offending provisions to bring them into legal compliance with minimum disruption to the expectations of the parties as set forth in this Agreement.

     14. COUNTERPARTS. This agreement may be executed in any number of counterparts with the same as if the signature of each counterpart were in the same instrument.

     15. NO WAIVER OF RIGHTS; AMENDMENT. The failure of either party to insist, in any one or more instances, upon the performance of any of the terms, covenants or conditions herein, or to exercise any right hereunder, shall not be construed as a waiver or relinquishment of the future performance of any such term, covenant or condition, or the future exercise of such right, but the obligation of the other party with respect to such future performance shall continue in full force and effect. This Agreement may only be amended, modified or changed by a writing signed by all parties hereto.

     16. WARRANTY. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, RESPECTING THIS AGREEMENT OR THE SERVICE PROVIDED HEREUNDER.

     17. ENTIRE AGREEMENT. This Agreement supersedes any other agreements between the parties, whether oral or written, with respect to the Authorizations, relating to the matter contemplated herein, and constitutes the entire agreement by and between the parties, there being no other agreemetns or understandings between the parties as expressly set forth herein.

     18. GOVERNING LAW/PROCEDURE. This Agreement will be governed by the laws of the State of Delaware; provided that any dispute under this Agreement will be resolved by arbitration under the [to be specified].

     19. SURVIVAL. The provisions of Section 6 shall survive any expiration or termination of this Agreement. Any other provisions of this Agreement which by their nature are intended to survive expiration or termination of this Agreement shall so survive.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

MANAGER:                                     LICENSEE:

Advanced Radio Technologies                  Advantage Telecom, Inc.


By:                                     By:
   --------------------------------        --------------------------------

Printed Name:                           Printed Name:
             ----------------------                  ----------------------

Title:                                  Title:
      -----------------------------           -----------------------------

Dated:                                  Dated:
      -----------------------------           -----------------------------